                                                               EXHIBIT (a)(1)(H)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated March 28, 2001, and the related Letter of Transmittal (and any amendments or supplements thereto) and is being made to all holders of Shares. Merger Sub (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Merger Sub becomes aware of any valid state statute prohibiting the making of the Offer, Merger Sub will make a good faith effort to comply with such statute. If, after such good faith effort, Merger Sub cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. If the securities laws of any jurisdiction require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Merger Sub by Merrill Lynch & Co., as the Dealer Manager (as defined below), or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                          Sequoia Software Corporation
                                       at
                              $5.64 Net Per Share
                                       by
                         Soundgarden Acquisition Corp.
                          a wholly owned subsidiary of
                              Citrix Systems, Inc.

Soundgarden Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Citrix Systems, Inc., a Delaware corporation ("Citrix"), is offering to purchase all outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of Sequoia Software Corporation, a Maryland corporation ("Sequoia"), at a purchase price of $5.64 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 28, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together with the Offer to Purchase and any amendments or supplements thereto collectively constitute the "Offer"). See the Offer to Purchase for capitalized terms used but not defined herein. Stockholders of record who tender directly to the depositary for the Offer, HSBC Bank USA ("HSBC") will not be obligated to pay brokerage fees or commissions with respect to the purchase of Shares by Merger Sub pursuant to the Offer. Stockholders of record who tender directly to HSBC will be obligated to pay stock transfer taxes with respect to the purchase of Shares by Merger Sub pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Merger Sub will pay all fees and expenses of HSBC, and the Information Agent for the Offer, Innisfree M&A Incorporated ("Innisfree"), for their respective services in connection with the Offer and the Merger (as defined below).

--------------------------------------------------------------------------------
      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
  YORK CITY TIME, ON WEDNESDAY, APRIL 25, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn immediately prior to the expiration of the Offer the minimum number of Shares which would represent a majority of the Shares that are then outstanding after giving effect to the exercise or conversion of all options, warrants and securities exercisable or convertible into or exchangeable for Shares on or before June 30, 2001 (the "Minimum Tender Condition") and (ii) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder having expired or been terminated prior to the expiration of the Offer. Stockholders who hold outstanding Shares representing over a majority of the Shares outstanding after giving effect to the exercise or conversion of options and warrants as set forth in (i) above have agreed to tender and not withdraw their Shares in the Offer, and it is therefore likely that the Minimum Tender Condition will be satisfied. The Offer is also subject to the satisfaction of certain other conditions described in Section 15 of the Offer to Purchase. The Offer is not conditioned on obtaining financing.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 20, 2001 (the "Merger Agreement"), by and among Citrix, Merger Sub and Sequoia.

The Merger Agreement provides, among other things, for the making of the Offer by Merger Sub, and further provides that, upon the terms and subject to certain conditions of the Merger Agreement, Merger Sub will be merged with and into Sequoia (the "Merger"), with Sequoia continuing as the surviving corporation (the "Surviving Corporation") as a wholly owned subsidiary of Citrix. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase. The Merger is subject to certain conditions, including the approval of the Merger Agreement by stockholders of Sequoia, if such approval is required by applicable law. See Section 12 of the Offer to Purchase. In the Merger, each issued and outstanding Share (other than Shares held by Sequoia as treasury stock or owned by Citrix, Merger Sub or any subsidiary of Citrix, which shall be cancelled and retired, with no payment made with respect thereto), will be converted into the right to receive from the Surviving Corporation the Offer Price, upon the terms and subject to the conditions set forth in the Offer, and upon surrender of certificates formerly representing such Shares.

Concurrently with the execution and delivery of the Merger Agreement, Citrix and Sequoia entered into a Transaction Option Agreement dated as of March 20, 2001 (the "Transaction Option Agreement") pursuant to which Sequoia granted Citrix an irrevocable option, exercisable after Merger Sub has purchased Shares pursuant to the Offer, to purchase up to 19.9% of the Shares outstanding if, after giving effect to the exercise of the Option and as a result of such exercise, the number of Shares then owned by Citrix and Merger Sub represents at least 90.1% of the Shares outstanding after giving effect to the exercise or conversion of all options, warrants and securities exercisable or convertible into or exchangeable for Shares on or before June 30, 2001.

Also concurrently with entering into the Merger Agreement, Citrix and Merger Sub entered into a Stockholders Agreement dated March 20, 2001 (the "Stockholders Agreement") with Sequoia and certain stockholders of Sequoia (together, the "Stockholders"), pursuant to which the Stockholders agreed to tender (and not withdraw) in the Offer all the Shares beneficially owned by them on the date of the Stockholders Agreement or acquired by them after that date. The Stockholders also agreed, among other things, to vote in favor of the Merger Agreement and the Merger (if required) and other actions required in furtherance thereof, and against any action or agreement that would impede or attempt to discourage the Offer. The Stockholders hold outstanding Shares representing approximately 52% of all outstanding Shares after giving effect to the exercise or conversion of all options, warrants and securities exercisable or convertible into or exchangeable for Shares on or before June 30, 2001. The Stockholders Agreement is more fully described in Section 13 of the Offer to Purchase.

The board of directors of Sequoia has (a) determined that the Merger Agreement, the Transaction Option Agreement, the Stockholders Agreement, the Offer and the Merger are advisable and fair to, and in the best interests of, the stockholders of Sequoia, (b) approved the execution, delivery and performance of the Merger Agreement, the Transaction Option Agreement and the Stockholders Agreement and the completion of the transactions contemplated thereby, including the Offer and the Merger, and (c) recommended that holders of Shares accept the Offer, approve and adopt the Merger Agreement and approve the Merger (if required).

For purposes of the Offer, Merger Sub will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly validly withdrawn as, if and when Merger Sub gives oral followed by written notice to HSBC of Merger Sub's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with HSBC, which will act as agent for tendering stockholders for the purpose of receiving payment from Merger Sub and transmitting such payment to tendering stockholders whose Shares have been accepted for payment. Upon the deposit of funds with HSBC for the purpose of making payments to tendering stockholders, Merger Sub's obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to HSBC for payments of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by HSBC of (i) certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into HSBC's account at The Depository Trust Company ("DTC"), pursuant to the procedures set forth in Section 2 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal.

The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, April 25, 2001, unless Merger Sub shall have extended the period of time for which the Offer is open, in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Merger Sub (other than any extension with respect to a subsequent offering period (under Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), described below), shall expire. Pursuant to the Merger Agreement, if at the then scheduled Expiration Date any of the conditions to the Offer described in Section 15, "Certain Conditions to Merger Sub's Obligations" (collectively, the "Offer Conditions"), has not been satisfied, Merger Sub, with the prior written consent of Sequoia which consent shall not be unreasonably withheld, may cause the Offer to be extended for mutually agreed upon extension periods until such condition or conditions to the Offer have been satisfied or waived. Merger Sub may, without the consent of Sequoia, extend the Offer (i) for any period required by the applicable rules and regulations of the Securities and Exchange Commission, and (ii) for successive extension periods of no more than three (3) business days for an aggregate of not more than six (6) business days if at the scheduled expiration date or any extension thereof the number of Shares validly tendered and not withdrawn is a number of Shares which, together with Shares then owned by Citrix or Merger Sub, represents more than 60% but less than 71% of the Shares outstanding after giving effect to the exercise or conversion of all options, warrants and securities exercisable or convertible into or exchangeable for Shares on or before June 30, 2001. Merger Sub's rights and obligations to extend the Offer as described in this paragraph are subject to Citrix's and Sequoia's rights to terminate the Merger Agreement. Subject to the foregoing restrictions, Merger Sub reserves the right (but will not be obligated), in its reasonable discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to HSBC and by making a public announcement of such extension. There can be no assurance that Merger Sub will exercise its right to extend the Offer. If the Minimum Tender Condition or any of the other Offer conditions has not been satisfied by the Expiration Date, Merger Sub may elect (i) subject to the qualifications described above with respect to the extension of the Offer, to extend the Offer and, subject to applicable withdrawal rights, to retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer, (ii) subject to complying with applicable rules and regulations of the Securities and Exchange Commission and the terms of the Merger Agreement (including, if necessary, obtaining the prior written consent of Sequoia), to waive all unsatisfied conditions and accept for payment all Shares so tendered and not extend the Offer, (iii) subject to the terms of the Merger Agreement, to amend the Offer or
(iv) subject to the terms of the Merger Agreement, to terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders.

In the Merger Agreement, Citrix and Merger Sub have expressly reserved the right to modify the terms of the Offer, except that neither Citrix nor Merger Sub may, without prior written consent of Sequoia, (i) decrease the price per Share payable in the Offer, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought pursuant to the Offer, (iv) change, in any material respect, the conditions to the Offer, (v) impose additional conditions to the Offer, (vi) waive the Minimum Tender Condition, or
(vii) amend any term of the Offer in any manner materially adverse to the holders of the Shares. In addition, subject to Merger Sub's compliance with Rule 14d-11 promulgated under the Exchange Act, Merger Sub may extend the Offer after the acceptance of Shares thereunder for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Exchange Act, of not more than 20 business days to meet the objective (which is not a condition to the Offer) that there be validly tendered, in accordance with the terms of the Offer, prior to the expiration date of the Offer (as so extended) and not withdrawn a number of Shares, which together with Shares then owned by Citrix and Merger Sub, represents at least 90% of the Shares outstanding on a fully-diluted basis. The initial expiration date of the Offer shall be 20 business days from the commencement of the Offer.

Merger Sub expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law, subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Merger Sub pay the Offer Price or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer (without affecting Merger Sub's right to pay for Shares tendered during any subsequent offering period in accordance with Rule 14d-11 under the Exchange Act). Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Merger Sub, regardless of any extension of the Offer or any delay in making such payment. Any extension of the period during which the Offer is open, or delay in acceptance for payment, or termination or amendment of the Offer, or waiver of an Offer condition, will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act.

Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after May 27, 2001. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by HSBC at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to HSBC, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to HSBC and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfers set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Merger Sub, in its reasonable discretion, and its determination will be final and binding on all parties. None of Merger Sub, Citrix, HSBC, Innisfree, Merrill Lynch & Co. or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 3 of the Offer to Purchase, at any time prior to the Expiration Date or during the subsequent offering period, if any. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered into a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 of the Offer to Purchase.

The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Sequoia has provided Merger Sub with Sequoia's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Sequoia's stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

Stockholders are urged to read the Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender their Shares pursuant to the Offer.

Questions and requests for assistance or for copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials may be directed to Innisfree at its address and telephone number set forth below, and copies will be furnished promptly at Merger Sub's expense. Holders of Shares may also contact brokers, dealers, commercial bankers and trust companies for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials and copies will be furnished at Merger Sub's expense.

                    The Information Agent for the Offer is:

                                 Innisfree LOGO

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                 Banks and Brokers Call Collect: (212) 750-5833
                All Others Please Call Toll-Free: (888) 750-5834

                     The Dealer Manager for the Offer is:

                              Merrill Lynch & Co. LOGO

                           4 World Financial Center
                           New York, New York 10080
                         (212) 236-3790 (call collect)

March 28, 2001